EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 13, 2023 with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2023-4, Large Cap Core Strategy 2023-4, Mid Cap Core Strategy 2023-4, Small Cap Core Strategy 2023-4, PowerPicks Portfolio 2023-4, Dividend Income Leaders Strategy Portfolio 2023-4 and NASDAQ-100 Growth Leaders Portfolio 2023-4 (included in Invesco Unit Trusts, Series 2321) as of October 13, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-273958) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 13, 2023